Exhibit 23.2




                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated February 11, 1999 and to all references to our Firm included in this registration statement. Our report dated February 11, 1999 included in Connecticut Water Service, Inc.'s Form 10-K for the year ended December 31, 1998 is no longer appropriate since restated financial statements have been presented giving effect to business combinations accounted for as a pooling-of-interests.



Hartford, Connecticut
January 10, 2000

/S/ Arthur Andersen LLP
Arthur Andersen LLP